EXHIBIT G
                                 FORM OF NOTICE


         Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.

         Interested persons wishing to comment or request a hearing on the application and/or declaration should submit their views in writing by January 2, 1996, to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the relevant applicants or declarants at the addresses specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the application or declarations, as filed or as amended, may be granted and/or permitted to become effective. The Southern Company (70-8733)

         The Southern Company ("Southern"), 270 Peachtree Street, N.W., Atlanta, Georgia 30346, a registered holding company, and its subsidiaries, Mobile Energy Services Holdings, Inc. ("Mobile Energy"), Southern Energy, Inc. ("Southern Energy"), SEI Holdings, Inc. ("Holdings"), Southern Energy North America, Inc., and Mobile Energy Services, L.L.C, each of 900 Ashwood Parkway, Atlanta, Georgia 30338, have filed an application-declaration under sections 6(a), 7, 9(a), 10, 12(b), 12(f), 13, 32 and 33 of the Act and rules 43 and 45 thereunder.

         Applicants propose to restructure the Southern system ownership of Mobile Energy Services Company, L.L.C. ( "MESC"), an Alabama limited liability company which owns and operates the Mobile Energy cogeneration project. Specifically, MESC will bifurcate the limited liability company membership interests issued by it into (i) voting membership interests through which control is exercised and (ii) nonvoting economic interests which exercise no control over MESC or the project. Under this restructuring of the MESC ownership, Mobile Energy, a direct wholly-owned subsidiary of Southern , will continue to own 99% of the voting membership interests of MESC and will continue to control MESC, which in turn owns and operates the project. Mobile Energy will also continue to own a 1% non-voting economic interest in MESC. Under the proposed arrangement, a new special purpose subsidiary ("SE Mobile"), a direct or indirect wholly-owned subsidiary of Holdings will acquire from Mobile Energy non-voting securities in the form of economic membership interests representing 98% of the economic interest in MESC. SE Mobile will also acquire the remaining 1% voting interest in MESC and 1% economic interest in MESC, currently held by Southern Energy, a wholly-owned subsidiary of SEI Holdings, Inc. The transfers will take the form of either direct transfers or through distributions made to Southern and then contributed (through intermediate entities) to SE Mobile. Ultimately, SE Mobile will hold 99% of the nonvoting economic interest in MESC and 1% of the voting interest in MESC, and Mobile Energy will hold 1% of the nonvoting economic interest and 99% of the voting interest in MESC. The transfers of interests is anticipated to occur in at least two stages, separated by twelve or more months. No change in the level of Southern system investment authority is sought and the requested authority will have no effect upon the consolidated capitalization of Southern. The purpose of the reorganization is to align Southern's economic ownership of the Mobile Energy Project with its other independent power projects while retaining voting control through a direct subsidiary of Southern. No change in operations is contemplated as a result of the requested reorganization.


Reporting

         The applicants propose to continue to make a single consolidated quarterly report be filed by Southern and Holdings pursuant to rule 24 with respect to all activities of Holdings and its subsidiaries authorized in this file.

For the Commission, by the Division of Investment Management, pursuant to delegated authority.